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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE

FROM:  The Marcus Group, Inc.   CONTACT:  Alan C. Marcus

       500 Plaza Drive                (H):  (201) 445-7749
       Secaucus, NJ 07096-3309        (O):  (201) 902-9000
FOR:   Trump Hotels & Casino Resorts, Inc.

       and

       Taj Mahal Holding Corp.

For Immediate Release:  January 8, 1996


         TRUMP HOTELS & CASINO RESORTS, INC. TO ACQUIRE TRUMP TAJ MAHAL

     NEW YORK -- Trump Hotels & Casino Resorts, Inc. (NYSE:DJT) and Taj Mahal Holding Corp. today jointly announced the execution of a merger agreement that will add Trump Taj Mahal Casino Resort in Atlantic City to the publicly traded company's holdings. The merger will create one of the largest casino entertainment companies in the United States.

     Upon consummation of the merger, Trump Hotels & Casino Resorts, Inc.
(THCR), through Trump Hotels & Casino Resorts Holdings, L.P., will own and operate the Taj Mahal and the Trump Plaza Hotel and Casino, as well as the Trump Indiana riverboat gaming facility located at Buffington Harbor on Lake Michigan, which is scheduled to open in April.

     The merger agreement provides for the acquisition of all of the 1,350,000 outstanding shares of Class A Common Stock of Taj Mahal Holding Corp. (representing 50% of the Taj Mahal) for $30 per share in cash or in shares of THCR Common Stock, at the holder's option. Donald J. Trump will contribute all of his equity interests in the Taj Mahal (representing the remaining 50%) for equivalent value.

     In connection with the merger, THCR expects to offer up to $140 million of its Common Stock, and Trump Taj Mahal Associates, the partnership that directly owns and operates the Taj Mahal, and its subsidiary, Trump Taj Mahal Funding, Inc., expect to offer up

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to $750 million in new debt securities. The proceeds from these offerings, together with available cash at the Taj Mahal, will be used to pay cash to holders of Taj Mahal Holding Class A Common Stock electing cash in the merger, to redeem all of Taj Funding's outstanding 11.35% Mortgage Bonds, Series A due 1999, at par plus accrued interest, as well as to redeem the approximately 780,242 outstanding shares of Taj Mahal Holding Class B Common Stock, at $.50 per share, as required in connection with the redemption of the mortgage bonds. The proceeds will also be used, among other purposes, to purchase certain properties currently leased by the Taj Mahal.

     "With this merger, we are adding Trump Taj Mahal, another Atlantic City 'Four Star' casino hotel, to our public company, which already is comprised of our 'Four Star' Trump Plaza Hotel and Casino in Atlantic City and Trump Indiana, our elegant riverboat gaming resort to be located at Buffington Harbor," said Trump, who is chairman of Trump Hotels & Casino Resorts, Inc. "By adding the Taj to THCR, we are creating an even stronger and more prestigious casino entertainment company."

     "The combination of the Taj Mahal with THCR's existing and planned operations will provide opportunities for functional efficiencies, economies of scale and benefits from the talent, expertise and experience of management at the operating entities," added Nicholas L. Ribis, THCR president and chief executive officer. "Further, we believe the status of the Trump name, which is associated with high quality amenities and first class service, and the critical mass resulting from the merger, will allow THCR to compete more effectively for prime gaming licenses in other jurisdictions -- both in the U.S. and abroad."

     THCR is the exclusive vehicle through which Trump will engage in new gaming activities in both emerging and established gaming jurisdictions.

     The merger is conditioned upon, among other things, the consummation of the stock and debt offerings, the receipt of unaffiliated public shareholder approval at THCR and Taj Mahal Holding, the price of THCR Common Stock not being less than $20 per share at the time of the merger, and the receipt of necessary

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regulatory and third party consents and approvals.  It is expected that the merger will be consummated in April.

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